Exhibit 10.1

M/A-COM Technology Solutions Inc.

100 Chelmsford Street

Lowell, MA 01851

September 24, 2013

Mr. Robert Dennehy

85 Ogunquit Rd

North Andover, MA 01845

Re: Offer of Promotion and Revised Terms of Your Employment with M/A-COM Technology Solutions Inc.

Dear Robert:

M/A-COM Technology Solutions Inc., a Delaware corporation (the “Company”), is pleased to offer you a promotion to Senior Vice President-Operations, reporting to John Croteau, Chief Executive Officer on the terms described in this letter agreement, effective October 1, 2013 (the “Effective Date”). If you accept this promotion and these terms by signing where provided below, then the terms of employment set forth in this offer letter and the ECIA (as defined below) will amend, restate, supersede in their entirety and replace all prior representations and agreements concerning similar matters made to or with you by the Company, any of its predecessors or affiliates, or any of their respective employees or agents prior to the Effective Date, whether written or oral, as described in more detail in Section 7 of this letter. From and after the Effective Date, your terms of employment shall be as follows:

1. At-Will Employment. Your employment shall be for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for any reason. We request that, in the event of a resignation, you give the Company at least two weeks’ notice.

2. Compensation. The Company will pay you a salary at the bi-weekly rate of $11,153.85, which equals approximately $290,000 annually if fifty-two (52) weeks of employment are completed, payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. You will also be eligible to participate in a Company bonus plan, based on Company and/or individual performance targets determined by the Board of Directors from time to time, with a target bonus participation potential expressed as a percent of your annualized salary of 50%, and a maximum bonus participation potential expressed as a percent of your annualized salary of 100%.

3. Benefits. During the term of your employment, you will be eligible, provided that you meet the eligibility requirements of the relevant plans and policies, for the Company’s standard employee benefits applicable to employees at your pay grade, including health, dental, vision, life, short and long-term disability insurance. The Company reserves the right to change the benefits it offers or the terms of such benefits from time to time.

4. Equity Award Eligibility. As you are aware, the company’s parent M/A-COM Technology Solutions Holdings, Inc. (“Parent”), maintains an equity compensation plan to provide certain employees and other service providers with equity-based employment incentives. You will continue to be eligible to receive awards from time to time in accordance with the granting practices of Parent.

5. Employee Confidentiality and Invention Assignment Agreement. As a condition of this offer of promotion, and concurrently with your signing of this letter agreement, you will be expected to sign and deliver to the Company the Company’s standard form of employee confidentiality and invention assignment agreement (the “ECIA”).

6. No Conflicts. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. You hereby affirm to the Company that there are no agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.

7. Replaces All Prior Agreements. As noted above, if you sign this offer letter and the ECIA, then as of the Effective Date, this letter and the ECIA will set forth the terms of your employment with the Company and supersede any and all prior representations and agreements made to or with you by the Company, any of its predecessors or affiliates, or any of their respective employees or agents concerning the subject matter covered by this letter and the ECIA, whether written or oral, including the following: (i) the offer letter of employment between you and the Company dated as of March 25, 2011, (ii) the M/A-COM Eurotec Propriety Information Agreement dated 11-3-1993 signed by you and Helen Byrne, (iii) the M/A-COM Eurotec Conflict of Interest Compliance Statement dated 9-1-1997 signed by you and Helen Byrne and (iv) any agreements between you and M/ACOM Technology Solutions (Cork) Limited (“Cork”) or its affiliates or predecessors prior to the Effective Date. Notwithstanding the immediately preceding sentence, any outstanding Parent stock option, restricted stock agreement, restricted stock unit or similar awards you may hold prior to the Effective Date will remain outstanding and unchanged as of the Effective Date unless amended by a separate agreement between you and Parent. You agree that the promotion and enhanced compensation terms provided in this offer letter provide you good and valuable consideration to you, sufficient to make your agreements in this letter agreement and the ECIA binding on you. You agree that you have previously resigned your prior positions of employment with Cork in all capacities and that you hereby irrevocably waive and relinquish any and all severance, retirement and other employee benefits that otherwise are due to you by reason of your prior employment with Cork, or would become due to you if you continued your employment with Cork, in consideration for the promotion and other elements of compensation previously provided to you by the Company and further provided to you pursuant to this letter agreement. As a Company employee, you will also be expected to abide by Company rules and regulations, whether set forth in a Company-approved employee handbook or otherwise, that may be modified from time to time. In the event of a conflict between the terms and provisions of this offer letter and the ECIA, the terms and provisions of the ECIA will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be set forth in a writing signed by you and an authorized officer of the Company to be effective. The law of the Commonwealth of Massachusetts will govern your employment and this offer letter and any claims arising from either of them. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that we are both waiving any and all rights to a jury trial in connection with such dispute or claim, and that we both agree that we are subject to the personal jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts and that such courts are the proper venue for any disputes related to the matters discussed herein.

8. Immigration Laws. Your employment is contingent on your providing proper documentation of your identity and authorization to work in the United States under applicable immigration laws, as required by Form I-9 of the US Department of Homeland Security.

We look forward to your continued contributions to the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed ECIA.

Sincerely, M/A-COM Technology Solutions Inc.

By:	/s/ William Van Anglen
William Van Anglen Vice President of Human Resources

AGREED TO AND ACCEPTED:

“Employee”

/s/ Robert Dennehy
Robert Dennehy

Enclosures:

  ECIA